Exhibit 10.1

Financing Credit Line Agreement

Contract Version No.: SPDB202401

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Financing Credit Line Agreement

Company: Global Technology, Inc. (hereinafter referred to as "the Client")

Principal Business Address: No.88,Qiushi Rd., Wangchun Industrial Park, Ningbo, China

Contact Person: Haiying Lee	Tel.: 13755236244

Fax:/	Email:/

Bank: Shanghai Pudong Development Bank Co., Ltd. Ningbo Branch (hereinafter referred to as "the Financing Bank")

Principal Business Address: No.21,Jiangxia Rd, Haishu ,Ningbo, China

Contact Person: Yihong Xu	Tel.: 86886053

Based on the principles of equality, mutual benefit, and voluntariness, the parties hereto have entered into the following agreement ("this Agreement") through friendly consultation in accordance with the relevant laws and regulations.

Part 1 General Terms and Conditions

1.	Agreement Any documents signed by and between the Client and the Financing Bank within the use period of the credit line, including the Credit Line Change Agreement (in the form of Annex 1) and accompanying financing documents, shall be an integral part of this Agreement and shall be read in conjunction with this Agreement.

In case of any inconsistency between this Agreement (including the supplementary agreement hereto) and any accompanying financing documents, the latter shall prevail.

2.	Credit Line For the purposes of this Agreement, "use period of the credit line" refers to the valid period for use of the credit line that the Financing Bank issues to the Client in accordance with Part 2 Commercial Terms (Financing Credit Line Form) of this Agreement or any credit line change agreement entered into by the parties, which is a period for use of the credit line applied for by the Client rather than a period for performance of debts. The period for performance of debts of each business hereunder shall be determined by the parties in the applicable accompanying financing document or the commitment document issued. The use period of the credit line specified in the Financing Credit Line Form (Part 2 of this Agreement) or the use period of the credit line specified in any valid credit line change agreement entered into by the Client and the Financing Bank, whichever is signed later, shall prevail. The Client shall apply to the Financing Bank for use of the financing credit line within the use period. If the Client submits an application beyond the agreed use period, the Financing Bank may reject it regardless of whether the financing credit line has been used up.

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3.	Credit Line Change If the terms and conditions herein are inconsistent with the Financing Credit Line Form, the Financing Credit Line Form (including the changes to the Form made by the Client and the Financing Bank from time to time based on the Credit Line Change Agreement) shall prevail. If any accompanying financing documents signed by and between the Client and the Financing Bank within the use period of the credit line are inconsistent with the provisions of this Agreement, the business involved in the accompanying financing documents shall be subject to the provisions of such documents.

Notwithstanding the foregoing, the Financing Bank is still entitled to notify the Client that the financing under any accompanying financing document has become due in advance when it deems necessary, so as to guarantee its creditor's rights. In such case, the Client shall immediately repay the financing amount and increase the margin ratio for the letter of credit (LC), letter of guarantee (LG)/standby LC, or bank acceptance bill issued by the Financing Bank in accordance with the Client's application or other business determined by the Financing Bank to 100%.

4.	Financing In accordance with the provisions of this Agreement and any accompanying financing documents, the Client may apply to the Financing Bank for credit financing (collectively referred to as "financing" in this Agreement) as agreed within the financing credit line and the use period of the credit line. The specific applicable financing products shall be subject to the provisions of the Financing Credit Line Form. The Financing Bank's commitments on the financing credit line hereunder are commitments that can be revoked unconditionally at any time, i.e., the loan commitments that the Financing Bank has the right to unilaterally revoke at any time without prior notice, based on changes in laws, regulations, or policies, or restrictions imposed by the government's macro-monetary policy or financial regulatory policy, or market conditions, fund positions, and financial costs, the Financing Bank's own business needs, or deterioration of the Client's credit status. The Financing Bank may cancel, freeze, or adjust the financing credit line at any time.

5.	Accompanying Financing Documents For the purposes of this Agreement, accompanying financing documents refer to documents that have been signed by the Client, which include but are not limited to:

(1)	In terms of loans, such documents refer to the current fund loan contract, fixed asset loan contract, and any other loan documents that may have been signed by the Client.
(2)	In terms of bill discounting, such documents refer to the bill discounting agreement and any other documents that may have been signed by the Client.
(3)	In terms of commercial acceptance bill discounting, such documents refer to the commercial acceptance bill discounting agreement and any other documents that may have been signed by the Client.
(4)	In terms of factoring financing, such documents refer to the factoring financing agreement and any other documents that may have been signed by the Client.
(5)	In terms of export bill advance under LC (including domestic LC) and advance against documentary collection, such documents refer to the export bill advance under LC agreement, the advance against documentary collection agreement, and any other documents that may have been signed by the Client.
(6)	In terms of import bill advance under LC, such documents refer to the import bill advance under LC agreement and any other documents that may have been signed by the Client.
(7)	In terms of packing loans, such documents refer to the packing loan agreement and any other documents that may have been signed by the Client.
(8)	In terms of the opening of an LC, such documents refer to the LC opening agreement and any other documents that may have been signed by the Client.
(9)	In terms of opening an LG/standby LC, such documents refer to the LG opening or standby LC agreement.
(10)	In terms of the opening of a bank acceptance bill, such documents refer to the bank acceptance bill agreement and any other documents that may have been signed by the Client.
(11)	Other financing documents signed by and between the Client and the Financing Bank.

As for the Client's application for use of the relevant financing credit line, the Financing Bank will issue financing funds to the Client and/or issue a commitment according to the Client's requirements in accordance with the provisions of this Agreement and the accompanying financing documents provided that requirements of this Agreement and the Financing Bank are met. However, the Client shall not cancel or change the financing application/agreement that has been signed or submitted; otherwise, the Client shall compensate for the Financing Bank's costs, expenses, and losses resulting from its cancellation or change of the application/agreement.

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6.	Submission of Documents The Client hereby undertakes that it will submit the following documents or meet the corresponding conditions before the signing of this Agreement or as required by the Financing Bank:

(1)	Copies of the Client's latest Articles of Association and business license;
(2)	The board resolution that authorizes the Client to sign this Agreement and related accompanying financing documents;
(3)	The Client's letter of authorization to the authorized representative and the specimen signature of the authorized agent;
(4)	All accompanying financing documents that have been legally signed by the Client in accordance with the requirements of the Financing Bank;
(5)	Other documents and/or conditions required by the Financing Bank.

7.	Preconditions for Use of the Credit Line

The Client shall meet the following conditions before using the credit line:

(1)	The Client carries out normal production and business activities, has sound financial conditions, and has no serious deterioration of operations in the past three years.
(2)	The Client has not been engaged in any event of default as stated in the financing credit line agreement.
(3)	If the business hereunder is guaranteed, the Client has signed the corresponding guarantee document, had the document come into effect, gone through the necessary mortgage/pledge registration formalities, and had the guaranty rights established before the Financing Bank conducts the specific business.
(4)	The Client proposes a clear plan for the use of credit line and the elements and conditions of a specific business application are in line with the relevant rules and regulations of the Financing Bank, the requirements for credit line approval, and the conditions for handling the specific financing business.
(5)	The Client has provided documents on its production, operation, financial activities, and financial statements, and promised to provide and accept the supervision and inspection for and of the Financing Bank on time within the validity period of this Agreement.
(6)	The proposed financing amount does not exceed the remaining credit balance.
(7)	The Client's specific business application is filed within the use period of the credit line, and the designated date of loan, the date of requiring the Financing Bank to open the LC, LG/standby LC, or bank acceptance bill, and other business performance dates fall on the Financing Bank's business days.
(8)	Other prerequisites proposed by the Financing Bank (if any, see "Other Agreed Matters" in Part 2 for details).

8.	Occupied Financing Credit Line It refers to the sum of the financing principal that has been issued by the Financing Bank to the Client in accordance with this Agreement and the accompanying financing documents but has not been repaid by the Client, the financing principal that has been committed to the Client (including the commitment under a specific financing agreement already signed by the Client and the Financing Bank) but has not been drawn by the Client, and the amount involved in guarantee commitments made at the Client's request (including but not limited to the L/C and L/G/standby L/C), less the margins, deposit certificates, government bonds, bank acceptance bills, and other financing amounts that the Client or the Client's guarantor has provided for guarantee purposes in compliance with the Financing Bank's management regulations, except as otherwise agreed upon by the parties.

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9.	Revolving As for the revolving financing credit line, after the Client has fulfilled its obligations under this Agreement and the accompanying financing documents (including repaying the relevant financing funds or the funds paid by the Financing Bank on behalf of the Client, relieving the Financing Bank from its responsibility under the guarantee commitments due to the fulfillment of obligations under the basic contract, increasing the margin to 100%, and relieving the Financing Bank from its payment responsibility), the credit line occupied by the amount involved in the fulfilled obligations shall be restored, and the Client may continue to apply to the Financing Bank for use of the financing credit line within its use period in accordance with the provisions of this Agreement. Once the non-revolving financing credit line is occupied, it cannot be restored for use after the Client performs the repayment and other obligations, unless the Financing Bank agrees to it. Except as otherwise provided in this Agreement, during the use period of the credit line, the Financing Bank is entitled to review the conditions of the Client and the collateral on a yearly basis. If the conditions of the Client and the collateral pass the Financing Bank's review, the Client may continue to use the financing credit line in the next year. If the conditions of the Client and the collateral fail the Financing Bank's review, the Financing Bank is entitled to cancel the financing credit line at the beginning of the next year. Except for the accompanying financing documents that are still in force, the unused and to-be-prepaid financing credit line shall no longer be used.

10.	Guarantee If the financing credit line hereunder is guaranteed, the additional prerequisite for the Client's application for financing in accordance with the provisions of this Agreement is that the guarantee document has been signed and become effective and remains effective; or if the guarantee contract is a mortgage or pledge contract, the security interests under the contract have been established and remain effective. If the Financing Credit Line Form contains any requirements for the margin ratio of the opened LC, LG/standby LC, or bank acceptance bill, the precondition for the Client to apply for the opening of the LC, LG/standby LC, or bank acceptance bill is that the relevant proportion of the deposit has been paid in full. If the Client applies for a change of the financing credit line and as a result the financing credit line is increased, the Client shall, at the request of the Financing Bank, provide additional collateral or urge the guarantor to confirm the change and provide additional collateral. If the Client can continue to use the financial credit line in the next year upon the Financing Bank's review, it shall ensure that the relevant guarantee will continue to be effective according to the requirements of the Financing Bank.

11.	Tax Unless the law requires the Client to pay the relevant tax when repaying the financing fund, the Client's repayment hereunder shall be made in full without any deduction. If the Client must pay the relevant tax in accordance with the law, it shall issue a tax payment certificate to the Financing Bank within fifteen (15) days after the relevant deduction is made, and shall pay additional amount to the Financing Bank to make the total amount equivalent to that the Financing Bank should have received without any deduction.

12.	Representations and Warranties The Client hereby makes the following representations and warranties, and such representations and warranties shall be deemed to be made by the Client repeatedly and shall remain effective each time the Financing Bank provides a financing fund to the Client in accordance with this Agreement and the accompanying financing documents.

(1)	The Client is an enterprise (public institution) legal person or other economic organization with independent legal personality, well-established financial system, and sound solvency that is incorporated in accordance with the applicable laws. It is entitled to enter into and execute this Agreement according to law, is entitled to sign this Agreement and any related documents, and it has taken any necessary corporate actions to make this Agreement and any related documents legitimate, valid, and enforceable.
(2)	The Client's signing of this Agreement and fulfilling of its obligations hereunder shall not and will not violate any other contracts or documents that it has signed, the Articles of Association, any applicable laws, regulations, or administrative orders, and relevant documents, judgments, and rulings of the competent authority, and will not conflict with any other obligations or arrangements of the Client.
(3)	The Client and any of its shareholders and affiliated companies are not involved in any liquidation, bankruptcy, reorganization, acquisition, merger, spin-off, restructuring, dissolution, closure, shut-down, or similar legal proceedings, and have not encountered any circumstances that may lead to such legal proceedings.
(4)	The Client is not involved in any economic, civil, criminal, or administrative litigation proceedings or similar arbitration proceedings that may have a material adverse effect on it, and it has not encountered any circumstances that may lead to such legal proceedings or similar arbitration proceedings.
(5)	The Client's legal representative, directors, supervisors, or other senior management and any important assets of the Client are not involved in any enforcement, seizure, detainment, freezing, lien, or regulatory measures, and have not encountered any circumstances that may lead to such measures.

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(6)	The Client undertakes that all financial statements (if any) it issues are in compliance with applicable laws and that the statements can reflect its financial status in a truthful, complete, and impartial manner. All materials, documents, and information regarding the Client and its guarantor that the Client provides to the Financing Bank in the process of signing and performing this Agreement are truthful, valid, accurate, and complete without any concealment or omission.
(7)	The Client strictly abides by the applicable laws and regulations in its business activities, conducts its business in strict accordance with the business scope as stipulated in its business license or according to law, and goes through the annual inspection procedures on time.
(8)	The Client has disclosed to the Financing Bank the facts and circumstances (including but not limited to the operating status, financial status, and external guarantees) that it knows or should know, which are important for the Financing Bank to decide whether to grant the credit line hereunder.
(9)	The Client's internal management documents related to environmental and social risks are in compliance with laws and regulations and they have been effectively implemented.
(10)	The Client undertakes that it is not involved in other circumstances or events that have or may have a material adverse effect on its contractual capacity.

13.	Promises The Client hereby makes the following promises, and such promises shall be deemed to be made by the Client repeatedly and shall remain effective each time the Financing Bank provides a financing fund to the Client in accordance with this Agreement and the accompanying financing documents.

(1)	The Client shall strictly abide by and perform the obligations under this Agreement and the accompanying financing agreements.
(2)	Except as otherwise provided in this Agreement or the accompanying financing agreements, the Client shall, in accordance with the provisions of this Agreement and the accompanying financing documents, repay the financing fund or the advance payment on time or increase the margin to 100% according to the Financing Bank's requirements. The Client shall handle and obtain all required approvals, authorizations, registrations, and permits, and maintain their effectiveness in accordance with the applicable laws and regulations, so as to enable itself to legitimately sign this Agreement and any related documents and perform its obligations thereunder. The Client shall immediately present relevant certificates upon the Financing Bank's request.
(3)	The Client shall, within five (5) of the Financing Bank's business days from the date when it is informed of its involvement in any economic, civil, criminal, administrative litigation proceedings, or similar arbitration proceedings that may have a material adverse effect on it, or within five (5) of the Financing Bank's business days from the date upon learning of any of its material assets involving any enforcement, seizure, detainment, freezing, lien, or regulatory measures, notify the Financing Bank in writing and specify the impact in details and the remedial measures that have been taken or that are planned to be taken.
(4)	Without the written consent of the Financing Bank, the Client shall not provide any third party with a guarantee that has a material adverse effect on the Client's financial condition or its ability to perform its obligations hereunder.
(5)	Without the written consent of the Financing Bank, the Client shall not settle other long-term debts in advance and such settlement may have a material adverse effect on the Client's ability to perform its obligations hereunder.
(6)	From the date of signing this Agreement, the Client will not do the following without the written consent of the Financing Bank before all the debts under this Agreement and the accompanying financing documents have been settled:

(i)	Be involved in major external investments, equity transfer, change of the actual controller or major shareholder, substantial increase in debt financing, liquidation, reorganization, bankruptcy, acquisition, merger, spin-off, transfer of property rights, capital decrease, restructuring, dissolution, closure, shut-down, or similar legal proceedings, or other acts that may affect the Client's ability to repay the loan;
(ii)	Sell, lease, give, pay debts with, exchange, transfer, assign, mortgage, pledge, or otherwise dispose of all or a substantial part of its major assets, except for daily business operation needs;
(iii)	Provide any guarantee that is enough to cause a material adverse effect on its financial condition or its ability to perform the obligations hereunder for any third party; or incur any new major debt or pay off other long-term debts in advance, which may have a material adverse effect on its ability to perform its obligations hereunder; or
(iv)	Sign contracts/agreements that have a material adverse effect on the Client's ability to perform its obligations hereunder or undertake related obligations that have such adverse effect.

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(7)	If the guarantee hereunder is involved in specific circumstances or changes, the Client shall provide another guarantee approved by the Financing Bank in a timely manner according to the Financing Bank's requirements. Such specific circumstances or changes include but are not limited to the guarantor's shut-down, closure, dissolution, or suspension of business, the guarantor's business license revoked or canceled or application for or being applied for reorganization or bankruptcy, the guarantor's significant changes in its business or financial conditions, the guarantor's involvement in major litigation or arbitration cases, legal representative/responsible person litigation, arbitration, or other enforcement measures, decrease or possible decrease in the value of the guarantor's collateral, the guarantor's being closed down or being subject to other property preservation measures, or the guarantor's violation of the guarantee contract or requirement to terminate the guarantee contract.
(8)	Upon request by the Financing Bank, the Client shall also handle the enforceable notarization with the notary office approved by the Financing Bank, and the Client voluntarily accepts the enforcement.
(9)	The Client shall inform the Financing Bank at any time of any event that may affect its ability to perform the obligations under this Agreement and any related documents.
(10)	Special provisions on group clients (applicable to group clients).

If the Client hereunder is a group client, it hereby promises that:

(i)	The Client shall report details about the related transactions accounting for more than 10% of the actual credit grantor's net assets, including: a. the relationship between the parties to the transaction; b. the items and nature of the transaction; c. the amount of the transaction or the corresponding proportion; d. the pricing policy (including transactions with no amount or only a token amount).
(ii)	The Client shall be deemed to have violated this Agreement and the Financing Bank is entitled to unilaterally decide to cancel the Client's unused credit line, recover part or all of the used credit line, or require the Client to increase the margin to 100% if the actual credit grantor: a. provides false materials or conceals important business or financial facts; b. changes the original purpose of the credit line, uses the credit line for other purposes, use the credit line to engage in illegal or rule-breaking transactions without the consent of the Financing Bank; c. uses notes receivable, accounts receivable, or other creditor's rights in contracts with related parties that don't actually exist to illegally obtain capital or credit line from the bank by discounting or pledge; d. refuses to accept the Financing Bank's supervision and inspection over its use of the credit funds and the relevant financial activities; e. is involved in a merger, acquisition, or reorganization that the Financing Bank believes may affect the credit line security; f. or intentionally evades repayment of the bank loans through related transactions.
(11)	Special warranties, covenants, and agreements on green credit (applicable to clients running nuclear power plants, large hydropower stations, water conservancy projects, resource extraction projects, etc. whose construction, production, and operation activities may seriously change the environment and whose adverse environmental and social consequences are difficult to be eliminated, and clients running petroleum processing, coking and nuclear fuel processing, chemical raw materials and chemical products manufacturing, etc. whose construction, production, and operation activities will bring about adverse environmental and social consequences but such consequences are easy to be eliminated through slow-release measures):
(i)	The Client hereby promises to submit environmental, social, and governance (ESG) risk reports to the Financing Bank, and represents and warrants that it will strengthen the management of ESG risks, including: a. ensuring that its internal management documents related to ESG risks are in compliance with laws and regulations and they have been effectively implemented; and b. ensuring that it is not involved in any major litigation case related to ESG risks.

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(ii)	The Client hereby promises that it will accept the Financing Bank's supervision and will strengthen the management of ESG risks, including: a. ensuring the compliance of all behaviors and performances related to ESG risks; b. establishing a sound internal management system for ESG risks, which specifies responsibilities, obligations, and penalties for the Client's relevant responsible personnel; c. establishing sound emergency response mechanisms and measures for ESG risks; d. setting up a dedicated department and/or assigning dedicated personnel to handle ESG risks; e. cooperating with the Financing Bank or its approved third party to assess the Client's ESG risks; f. giving appropriate responses to or taking other necessary actions for the public's or other stakeholders' doubts on the Client's management of ESG risks; g. urging the Client's important related parties to strengthen the management of ESG risks, so as to prevent their ESG risks from affecting the Client; and h. performing other actions that the Financing Bank believes are related to the management of ESG risks.
(iii)	The Client hereby promises that it will promptly and fully inform the Financing Bank of: a. various types of permissions, examinations, and approval related to ESG risks during the commencement, construction, operation, and shutdown process; b. assessments or inspections over ESG risks performed by the ESG risk regulatory institution or its accredited institutions; c. the supporting construction and operation of environmental facilities; d. the emission and compliance of pollutants; e. the safety and health conditions of employees; f. major complaints and protests against the Client from neighboring communities; g. significant environmental and social claims; and h. other major circumstances that the Financing Bank believes are related to ESG risks.
(iv)	If the Client and the actual credit grantor have the following circumstances, it is deemed that the Client has violated this Agreement: a. the Client's representations, warranties, and commitments regarding the management of ESG risks are not earnestly fulfilled; b. the Client is punished by the relevant government department due to poor management of ESG risks; c. the Client is strongly questioned by the public and/or the media due to poor management of ESG risks; and d. other default events related to the management of ESG risks agreed by the Financing Bank and the Client, including the events of cross-default.

If the Client has the aforesaid default behaviors, the Financing Bank is entitled to unilaterally decide to: a. cancel the credit granting commitment already made; b. suspend the disbursement of the loan until the Client has taken satisfactory remedial measures; c. recover the loan already disbursed in advance; d. exercise the relevant rights to mortgage and pledge in advance when the loan cannot be repaid; and e. take other penalties agreed by the Financing Bank and the Client.

(12)	The Client promises not to illegally increase the implicit debts of the local government. Otherwise, the Financing Bank has the right to immediately suspend/terminate the Client's financing or drawdown, cancel the financing credit line, and declare the accelerated maturity of part or all of the financing issued. In addition, the Financing Bank has the right to report the relevant situation to the competent regulatory authority.
(13)	Anti-money Laundering The Client acknowledges and agrees that the Financing Bank has the right to assess the money laundering risk of the transaction contemplated hereunder in accordance with applicable anti-money laundering laws and regulations and its internal management requirements. If the Client violates the lender's anti-money laundering management regulations or if the Financing Bank has reasonable reason to suspect that the Client and/or the transaction contemplated hereunder are involved in money laundering, sanctions, financing of terrorism, proliferation financing of weapons of mass destruction, export controls, tax evasion, or other violations of laws and regulations as defined by the United Nations Security Council, the Financial Action Task Force, China, the United States, the European Union, the United Kingdom, Singapore, or other international organizations or countries, the Financing Bank shall have the right to take necessary control measures in accordance with the anti-money laundering regulations of the People's Bank of China and its internal management regulations. In addition, the Financing Bank has the right to directly restrict or suspend all or part of the business hereunder, declare the accelerated maturity of the loan, and terminate this Agreement without notice to the Client, and to require the Client to assume all losses thereby caused to the Financing Bank.

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(14)	The Client/guarantor agrees and irrevocably authorizes that the Financing Bank shall, in accordance with the Regulation on the Administration of Credit Investigation Industry and other credit-related laws and regulations and regulatory requirements, as well as the information collection requirements of the Basic Financial Credit Information Database established by the state, provide all contracts/agreements/commitments signed by and between the Client/guarantor and the Financing Bank, including information on compliance with all of the above contracts/agreements/commitments and basic corporate and other information provided by the Client/guarantor, to the Basic Financial Credit Information Database for query and use by qualified organizations;At the same time, the Financing Bank is also entitled to query and use the credit information related to the Client/guarantor that already exists in the state financial credit information basic database. This authorization covers all aspects of the Financing Bank's management over the business hereunder before and after the signing of this Agreement, and it shall expire when this Agreement is actually terminated.
(15)	The Client hereby confirms that it fully understands and is aware of the fact that the Financing Bank prohibits its employees from taking advantage of their positions to seek any form of interest, and it hereby promises to avoid providing any form of improper benefits such as rebates, gifts, securities, valuables, various incentives, private expense compensation, private travel, or expensive entertainment to the Financing Bank's employees without permission on the principle of honesty and fairness.

14.	Fees and Expenses The Client shall assume the relevant fees and taxes in accordance with the provisions of laws and regulations and this Agreement.

15.	Penalty Interest The overdue penalty interest and misappropriation penalty interest for the financing hereunder and their calculation and collection rules shall be agreed upon in the Financing Credit Line Form or the accompanying financing documents by the parties through negotiation.

16.	Conversion of Exchange Rate If the financing currency is inconsistent with the currency of the financing credit line when calculating the occupancy of any credit line, the Financing Bank is entitled to make the conversion based on the relevant exchange rate that it determines. If at any time the total occupied financing credit line hereunder exceeds the foregoing maximum financing credit line due to exchange rate changes, the Financing Bank is entitled to require the Client to immediately repay the excess part. If the Client's repayment (including authorized repayment) currency is inconsistent with the financing currency, the Financing Bank is entitled to purchase foreign currency at the relevant exchange rate that it determines, and the exchange rate risk shall be borne by the Client.

17.	Authorized Repayment and Offsetting When the Client has any outstanding debt due to the Financing Bank, the Client hereby authorizes the Financing Bank to use any fund (regardless of the currency) under any of the Client's account with Shanghai Pudong Development Bank to directly repay the debt on behalf of the Client regardless of whether the debt is incurred under this Agreement or the accompanying financing documents. The authorization is irrevocable. If exchange rate conversion is involved, the Financing Bank shall make the conversion based on the relevant exchange rate that it determines and the exchange rate risk shall be borne by the Client.

18.	Proof of Debt The Financing Bank will maintain accounting records and vouchers in its accounting books relating to the business activities involved in this Agreement and all accompanying financing documents in accordance with its usual business practices, to prove the financing amount, interest, expenses, etc. of the Financing Bank. Except for obvious errors, the Client hereby acknowledges that the relevant accounting records, vouchers, or other valid supporting materials issued or recorded by the Financing Bank in accordance with its business regulations are valid evidence for the Client's financing debts hereunder.

19.	Transfer The Client shall not transfer any rights or obligations hereunder. The Financing Bank may at anytime transfer its rights or obligations hereunder to any third party and may disclose to the third party any information relating to this Agreement, including any information the Client and the Client's guarantor provide for the Financing Bank for the purposes of this Agreement.

20.	Information Disclosure The Client hereby agrees that, except for the disclosures permitted by Article 19 hereunder, the Financing Bank may disclose to any of its headquarters, branches, affiliates, and personnel engaged by such institutions any information relating to this Agreement. In addition, the Financing Bank's disclosures in accordance with any laws and regulations or the requirements of regulatory authorities, government agencies, or judiciary organs are also permitted disclosures.

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21.	Default
(1)	Event of Default If the Client falls under any of the following circumstances, it shall constitute an event of default by the Client under this Agreement and the accompanying financial documents:
(i)	The Client breaches any representations or warranties hereunder, or such representations or warranties are proved to be incorrect, untrue, incomplete, or misleading, or have been breached.
(ii)	The Client fails to repay the financing principal and interest under the specific business application on time and in full, or breaches or fails to perform any commitments hereunder and/or breaches any provisions of this Agreement or the specific financing documents.
(iii)	The Client commits any major event of cross-default, including but not limited to the default of any other financing contract signed by the Client; or default in repayment of any outstanding debts matured under any other financing contract or agreement signed by the Client.
(iv)	The guarantor that provides guarantee for the Client has lost or will lose the ability to provide the guarantee commensurate to the financing, or violates the provisions of any guarantee document, or the value of the collateral is or may be decreased or the collateral is seized or subject to other property preservation measures, or there is any other change that is unfavorable to the Financing Bank.
(v)	The Client is suspected of being involved in illegal activities such as money laundering, sanctions, financing of terrorism, proliferation financing of weapons of mass destruction, export controls, or tax evasion.
(vi)	The Client illegally increases implicit debts of the local government.
(vii)	The Client falls under any other circumstance that may affect the assets safety of the Financing Bank.
(2)	Treatment of Default If the Client commits any of the aforementioned events of default, in addition to claiming a compensation from the Client for all the losses including the attorney fees, the Financing Bank has the right, but no obligation, to take the following measures separately or simultaneously:
(i)	Adjust or cancel the financing credit line hereunder.
(ii)	Collect liquidated damages from the Client as agreed, declare that all or part of the debts under any accompanying financing documents of this Agreement become due in advance, and/or terminate this Agreement and all or part of the accompanying financing documents, and require the Client to immediately repay all or part of the financing principal and interest; and also require the Client to provide an additional margin for bills of exchange that are already accepted or LCs, LGs, or standby LCs that are already issued by the Financing Bank during the use period of the credit line, or transfer the deposit under the Client's deposit or settlement account to its margin account for external payment or as a margin for possible future advances for the Client. If the Financing Bank has paid any advances for the Client, the Financing Bank is entitled to require the Client to repay the advances immediately.
(iii)	Calculate and collect compound interest for the accrued interest in accordance with the penalty interest rate stipulated in this Agreement or the accompanying financing documents.
(iv)	Deduct the amount in any of the Client's accounts opened with Shanghai Pudong Development Bank in accordance with Article 17 of this Agreement.
(v)	Require the Client to provide other guarantees recognized by the Financing Bank.
(vi)	Take other remedies permitted by law.

22.	Applicable Laws and Judicial Jurisdiction This Agreement shall be governed by and construed in accordance with the laws of the People's Republic of China (for the purposes of this Agreement, the laws of the Hong Kong Special Administrative Region, the Macao Special Administrative Region, and Taiwan are excluded here). Any disputes relating to this Agreement shall be settled through friendly negotiation. If no agreement is reached through the negotiation, the disputes shall be brought to the People's Court of the place where the Financing Bank is located. In the course of dispute settlement, the parties shall continue to perform this Agreement except for matters in dispute.

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23.	Agreed Address for Service The Financing Bank acknowledges that the address first set forth above is its valid address for service, and any notice to be served by the Client on the Financing Bank hereunder directly or by mail shall be sent to the Financing Bank's address first set forth above, until the Financing Bank announces the change of such address. The Client agrees that all notices that it sends to the Financing Bank shall be deemed to have been served at the time when they are actually received by the Financing Bank.

The Client acknowledges that the address, fax, email address, and other service information first set forth above shall be its valid mailing or electronic address for service. Non-litigation notices and documents hereunder, and letters, court summons, notices, or other legal documents sent to the Client in the process of any litigation arising out of this Agreement (including the first instance, second instance, retrial, or any other litigation proceedings and enforcement proceedings) shall be deemed to have been served on the Client after they are sent, by mail, fax, email, or otherwise, to the Client's mailing or electronic address for service first set forth above, with the specific date of service being subject to relevant provisions of the Civil Procedure Law of the People's Republic of China. Any change of the above mailing or electronic address for service shall have no legal effect, and the address for service confirmed hereunder shall still be deemed as the valid address for service, unless such change has been notified to the Financing Bank in advance.

24.	Business Day For the purposes of this Agreement, "business day" refers to any day on which the Financing Bank is normally open for corporate business, excluding any statutory holidays.

25.	Severability of Terms The invalidity, illegitimacy, or unenforceability of any provisions of this Agreement or any accompanying financing documents shall not affect the validity, legitimacy, or enforceability of other provisions of this Agreement or any accompanying financing documents.

26.	Grace Within the validity period of this Agreement, the Financing Bank's grace to or delayed action against the Client's any default or other behaviors shall not impair, affect, or limit all creditor's rights or interests to which the Financing Bank is entitled in accordance with the law or this Agreement, and such grace or delayed action shall not be deemed as the Financing Bank's recognition of the Client's default of this Agreement, or the Financing Bank's waiver of the right to take any action against the Client's existing or future defaults.

27.	Prior Credit Granting and Its Relationship with This Agreement Unless otherwise agreed by the parties, provided that the Client signed a credit granting agreement with the Financing Bank previously, the unliquidated balance of a specific business activity under the credit granting agreement shall be automatically included hereunder and shall directly occupy the credit line hereunder from the effective date of this Agreement. The Client hereby undertakes that it will obtain the confirmation of the guarantor under the original credit granting agreement for continued guarantee of debts hereunder, as required by the Financing Bank.

28.	Commencement and Modification This Agreement takes effect when it is signed (or stamped) by the Client's legal representative or authorized agent and stamped with the official seal, and signed (or stamped) by the Financing Bank's legal representative/person in charge or authorized agent and stamped with the official seal (or contract seal). This Agreement shall remain valid unless the Financing Bank cancels the entire financing credit line and the Client no longer has any financing or debt balance owed to the Financing Bank under this Agreement and all accompanying financing documents.

(End of Part 1)

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Part 2 Commercial Terms (Financing Credit Line Form)

Client's name: Global Technology, Inc.
Description of financing credit line
Amount of financing credit line (currency)	RMB 170,000,000	Credit Period (mm/dd/yyyy)	From 2024/5/24 To 2029/5/24
Revolving type of the credit line	☑ Revolving ☒ Non-revolving ☒ Other
Credit line type	Commitment that can be revoked unconditionally at any time
The guarantors and guarantee contracts that provide guarantee for the debts hereunder include but are not limited to:
Guarantor	Global Technology, Inc.	Guarantee mode	☑Mortgage ☒ Pledge ☒ Warranty
Guarantor	Guarantee mode	☒Mortgage ☒ Pledge ☒ Warranty
Guarantor	Guarantee mode	☒Mortgage ☒ Pledge ☒ Warranty
Margin ratios of different services	☒ Discounting % ☑ Establishment of LC 0-100% ☑Issuance of bank acceptance bills 0-100% ☑ Issuance of LG/standby LC 0-100% ☒ Other /___________
Applicable financing products and credit line requirements (please tick (√) the applicable financing product and cross (×) non-applicable ones)
Applicable financing products	Credit line (amount, currency)	Maximum duration for a single deal	Remarks
□	Loan
☑ Current fund loan
☒ Fixed asset loan
☒ M&A loan
□	Trade financing
☑ Opening of bank acceptance bills
☒ Commercial acceptance bill discounting (including the agreed interest payment method)
☑ Bank acceptance bill discounting
☑ Guaranteed commercial acceptance bill discounting (with the Client as the acceptor)
☒ Factoring financing
☑ Establishment of LC (including usance LC payable at sight)
☑ Import bill advance (under LC/inward collection)
☑ Export bill advance under LC
☑Advance against documentary collection
☒ Packing loan
☑Issuance of LG/standby LC

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☑ Import refinance
☒ Outward remittance financing
☒ Guaranteed import payment
☒ Domestic LC for buyer financing
☒ ☒ Other

Other agreed matters:
/
/
/
/
/
/
/
/
/
/

Notes:

(1)     The sum of actually occupied financing credit lines for all applicable financing products shall not exceed the maximum financing credit line anytime. If the Client wishes to separately define the financing credit line for a certain financing product, the credit line for that applicable financing product shall be separately indicated.

(2)     If the mortgagor or pledger is the Client, "Client" or the name of the Client shall be filled in the "Guarantor" column.

(3)     The RMB interest rate is the annual interest rate. If a floating rate is adopted, the floating period shall be specified. In the "Rate" column, the amount or ratio for a single deal shall be filled. The loan interest under this Agreement shall be calculated by the simple interest method, unless otherwise agreed upon by the parties. For the interest rate calculation method, please refer to the website of the People's Bank of China.

This Agreement is made in one copies, with the Client holding / copy/copies, the Financing Bank holding / copy/copies, and Registration center holding one copy/copies. Each copy has the same legal effect.

(The remainder of this page is intentionally left blank.)

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(This page is intentionally left blank, only for signature)

This Agreement is entered into by the following two parties on May 24, 2024 . The Client hereby acknowledges that at the time of signing this Agreement, both parties have explained and discussed all terms in detail. The parties have no doubts on all terms of this Agreement, and have accurate and correct understanding of the legal implications of the parties' rights and obligations and limitation or exemption terms.

Client (official seal)	Financing bank (official seal or contract seal)

Global Technology, Inc	Shanghai Pudong Development Bank Co., Ltd. Ningbo Branch

Legal representative or authorized agent	Legal Representative/Person in charge or authorized agent

Chih-Hsiang Lin	Xiaopeng Zhu

(signature or seal)	(signature or seal)

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Annex 1:

Credit Line Change Agreement (Format)

No.:

Client		**Financing Bank**	**Shanghai Pudong Development Bank Co., Ltd. _______________Branch**

In accordance with the Financing Credit Line Agreement (No.___________________) entered into by and between the Client and the Financing Bank, the parties agree to make changes to matters regarding the financing credit line that the Financing Bank has issued to the Client through negotiation. The parties acknowledge that this Credit Line Change Agreement (this "Agreement") is an integral part of the Financing Credit Line Agreement. Except as set forth in this Agreement, the terms of the Financing Credit Line Agreement shall remain unchanged and in full force and effect.

Main Changes	☐ Amount of financing credit line ☐ Credit period ☐ Financing product ☐ Guarantee mode ☐ Other________________________________

The Client and the Financing Bank acknowledge that the changed financing credit line form is as follows:

Amount of financing credit line (currency)		**Expiration date of the credit period (mm/dd/yyyy)**	
Revolving type of the credit line	☐ Revolving; ☐ Non-revolving ☐ Other______________________		
Credit line type	Commitment that can be revoked unconditionally at any time		

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